Exhibit 99.1

Captaris Document Technologies GmbH (formerly Océ Document Technologies GmbH)

Financial Statements

Year Ended November 30, 2006

Captaris Document Technologies GmbH

Financial Statements

Year Ended November 30, 2006

Report of Independent Auditors

To the Shareholders and Managing Directors of Captaris Document Technologies GmbH:

We have audited the accompanying balance sheet of Captaris Document Technologies GmbH, as of November 30, 2006, and the related statement of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with international standards of auditing (ISA). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Captaris Document Technologies GmbH as of November 30, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Heidelberg

March 17, 2008

/s/ FALK & Co GmbH FALK & Co GmbH Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

/s/ Gerhard Meyer (Meyer) Wirtschaftsprüfer (German CPA)	/s/ Steffen Ahrens (Ahrens) Wirtschaftsprüfer (German CPA)

Captaris Document Technologies GmbH

Balance Sheet

(in thousands)

November 30, 2006
ASSETS
Current assets:
Receivable from parent company	€16,035
Accounts receivable, net	4,628
Inventories	153
Prepaid expenses and other assets	410
Property held for sale	2,585

Total current assets	23,811
Property and equipment, net	714
Deferred tax assets, net	3,784

Total non-current assets	4,498
Total assets	€28,309

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	€1,691
Accrued compensation and benefits	1,205
Other accrued liabilities	821
Deferred revenue	814
Deferred tax liability	59

Total current liabilities	4,590

Postretirement obligations	14,125
Long-term employee benefit obligations	963
Other long-term obligations	1,232

Total non-current liabilities	16,320

Total liabilities	20,910

Commitments and contingencies
Shareholders’ equity:
Share capital outstanding	10,226
Retained earnings	(2,827)

Total shareholders’ equity	7,399

Total liabilities and shareholders’ equity	€28,309

See the accompanying notes to these financial statements

Captaris Document Technologies GmbH

Statement of Operations

(in thousands)

Year Ended November 30, 2006
Net revenue	€23,307
Cost of revenue	7,862

Gross profit	15,445
Operating expenses:
Research and development	4,597
Selling and marketing	7,245
General and administrative	1,397

Total operating expenses	13,239

Operating income	2,206

Other income (expense):
Interest income	408
Interest expense	(607)
Other income (expense), net	(1,091)

Other income (expense), net	(1,290)

Income before income tax benefit	916
Income tax benefit	270

Net income	€1,186

See the accompanying notes to these financial statements

Captaris Document Technologies GmbH

Statement of Cash Flows

(in thousands)

Year Ended November 30, 2006
Cash flows from operating activities:
Net income	€1,186
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	708
Pension and other long-term employee benefit expense	625
Deferred tax benefits	(270)
Provision for doubtful accounts	34
Changes in assets and liabilities:
Accounts receivable	(1,365)
Inventories	63
Prepaid expenses and other assets	175
Accounts payable	496
Accrued compensation and benefits	(311)
Other accrued liabilities	14
Deferred revenue	496
Postretirement obligations	(74)

Net cash provided by operating activities	1,777

Cash flows from investing activities:
Purchase of property and equipment	(323)
Proceeds from disposals of fixed assets	15

Net cash used in investing activities	(308)

Cash flows from financing activities:
Funding from (net advances to) parent company pursuant to Cash Pooling Arrangement	(1,469)

Net cash used in financing activities	(1,469)

Net increase (decrease) in cash	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	€—

See the accompanying notes to these financial statements

Captaris Document Technologies GmbH

Statement of Shareholders’ Equity

(in thousands, except share data)

	Shares	Share Capital	Retained Earnings	Total Shareholders’ Equity	Total Comprehensive Income
Balance at December 1, 2005	1	€10,226	€(1,767)	€8,459
Distribution to parent (Profit & Loss Pooling Agreement, see Note 1)			(2,246)	(2,246)
Net income			1,186	1,186	€1,186

Balance at November 30, 2006	1	€10,226	€(2,827)	€7,399	€1,186

See the accompanying notes to these financial statements

Captaris Document Technologies GmbH

Notes to Financial Statements

1. Description of the Business and Summary of Significant Accounting Policies

The Business

Captaris Document Technologies GmbH (the “Company”), formerly Océ Document Technologies GmbH, is a corporation founded in Constance, Germany in 1972 (originally as “Computer Gesellschaft Constance GmbH”) and currently registered at the commercial register Freiburg/Breisgau, Germany (HRB 380385). Our principal executive offices are located in Constance, Germany. The Company had been a wholly-owned subsidiary of Océ Deutschland Holding GmbH & Co. KG, a German limited liability partnership and a member of the Océ Group (collectively “Océ”) from 2000 through January 3, 2008. See Note 9.

We operate under one business unit segment to deliver our products and solutions. We develop software products and services for document capture, intelligent document recognition and classification. Our software reads documents and recognizes characters for forms reading applications, classifies documents and automatically identifies fields to extract information from documents. Our products include the brand names RecoStar, DOKuStar and Single Click Entry. Our products are distributed and supported through original equipment manufacturers (“OEMs”), value-added resellers, independent software vendors and our own direct sales force.

Accounting Principles

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience, current conditions and various other assumptions we believe to be reasonable under the circumstances. Our estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources, as well as identifying and assessing appropriate accrual and disclosure treatment with respect to commitments and contingencies. Actual results may differ significantly from these estimates. To the extent that there are material differences between these estimates and actual results, our presentation of our financial condition or results of operations may be affected.

Transactions with Parent Company

Our financial statements include revenue and expenses for transactions between other Océ Group companies and the Company. These transactions included OEM revenue received from Océ North America and expenses for corporate overhead and other services provided by the parent company. We believe that the bases for this revenue and expense are reasonable, and expenses included in these financial statements reflect all material costs of doing business.

The Company has also been –together with other companies of the Océ Group – a party to an automated cash pooling arrangement with Commerzbank Aktiengesellschaft (the “Cash Pooling Arrangement”) since 2002. As such, all of its cash is transferred to Océ on a daily basis. Since amounts held by Océ are invested and not necessarily held as Cash and Cash Equivalents and we are unable to determine the liquidity of these invested amounts, we have classified these amounts as “Receivable from Parent Company” on the balance sheet at November 30. Amounts held in the Cash Pooling Arrangement are due on demand and earn interest income. Interest income for the year ended November 30, 2006 was €408,000 and represented a weighted average interest rate of approximately 2%.

In addition, the Company has entered into a Control and Profit Loss Pooling Agreement with the parent company. Under German tax law, a controlling and profit and loss pooling agreement is typically entered into between a parent company and its subsidiary in order to create a fiscal unity (or tax-group) which permits the parent company to offset losses made by the subsidiary with its profits for tax purposes and vice versa. In turn, such an agreement obligates the parent company as the receiving company to cover all losses of the transferring company shown in the transferring company’s financial statements as of the end of the fiscal year and to pay all income tax for the subsidiary. Balances due to or receivable from the Parent Company pursuant to the Control and Profit Loss Pooling Agreement are charged to retained earnings.

Concentration of Credit Risk

We extend credit to customers and are therefore subject to credit risk. We perform initial and ongoing credit evaluations of our customers’ financial condition and do not require collateral on accounts receivable. Estimates are used in determining the allowance for doubtful accounts and are based on our historical bad debt experience, the aging of customer accounts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns. Historically, reserves for credit losses have been within our expectations and have not been material. At November 30, 2006 our allowance for doubtful accounts was €70,000.

A significant portion of our revenue is derived from sales in Germany. For the year ended November 30, 2006, sales in Germany accounted for 57.1% of net revenue.

Inventories

Inventories consist of hardware products, primarily ID card readers and spare parts and are stated at lower of cost or market. Due to rapid changes in technology, it is possible that older products in inventory may become obsolete or that we may sell these products below cost. When we determine the carrying value of our inventory is not recoverable, we write-down our inventory to market value. If actual market conditions are less favorable than we project, inventory write-downs may be required, which may have a material adverse effect on our financial results.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives. Useful lives for property and equipment are based on our estimates of the period that the property and equipment will be used which typically range from 3 to 5 years. Our building, which is included in Assets Held for Sale was depreciated using an estimated life of 33 years. We periodically evaluate the recoverability of property and equipment and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. We classify property and equipment as assets held for sale at such point in time that we have a plan in place to sale the property or equipment and decide to actively market the property or equipment for sale. At the time we make this determination, we stop depreciating the asset and reclassify the asset to current assets. At the same time, if the fair value of the asset less cost to sale is less than the carrying value of the asset, we recognize a loss to adjust the carrying value of the asset.

Postretirement plans

We sponsor a defined benefit pension plan covering substantially all employees. Benefits under the pension plan are generally based on age at retirement and years of service and the employee’s annual earnings. The net periodic cost of our pension plan is determined using the projected unit credit method and several actuarial assumptions, the most significant of which are the discount rate, and estimated service costs. If gains and losses, which occur when actual experience differs from actuarial assumptions, exceed ten percent of the greater of plan liabilities we amortize them over the average future service period of employees.

Effective December 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158) which requires that our balance sheet reflect the funded status of our postretirement plan.

Long-term Employee Benefit Obligations

We sponsor an unfunded defined benefit plan for our long-tenured employees (“Anniversary” plan). Benefits under the Anniversary plan are generally based on employees’ compensation and the number of years of service. The net periodic cost of our Anniversary plan is determined using the projected unit credit method and several actuarial assumptions, the most significant of which are the discount rate, and estimated salary increases.

We also sponsor an early retirement program, “Altersteilzeit”. This program is designed to create an incentive for employees, within a certain age group, to transition from (full or part-time) employment into retirement before their legal retirement age. This plan allows employees after reaching a certain age to elect to work full-time for a period of time and be paid 50% of their full time salary. Then after working within this arrangement for a designated period of time, the employee is eligible to take early retirement and receive payments until they are eligible to receive payments under the postretirement benefit plan discussed above. Benefits under the early retirement plan are generally based on the employees’ compensation and the number of years of service. The net periodic cost of the early retirement plan is calculated in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force (“EITF”) Issue No. 05-5, Accounting for Early Retirement or Postemployment Programs with Specific Features.

Postemployment plans

We record a liability for postemployment benefits, such as severance or job training, when payment is probable, the amount is reasonably estimable, and the obligation relates to rights that have vested or accumulated.

Leases

We lease a portion of our office space and certain equipment under non-cancelable leases. In addition, we sublease a portion of our office space to third parties. We have analyzed all of our leases, including subleases in accordance with SFAS No. 13, Accounting for Leases, and have concluded that each of our leases, including each of our subleases, is an operating lease. As a result, we have not recorded these leases as financing leases on our balance sheet. Significant judgment is required in evaluating our leases and in determining the classification of the lease as operating leases or financing leases. In certain cases, our subleases originated as far back as 1983 and have been amended several times. In many instances our information is incomplete and it is difficult for us to determine if the present value of the minimum lease payments exceed 90% of the fair value of the leased property at inception of the leased. Our estimates, assumptions and judgments regarding the classification of the subleases are based on legal factors, market conditions and specific terms of each individual lease. In a few instances, a small change in one of our assumptions or estimates would change our conclusion regarding the lease classification. See Note 4.

Revenue Recognition

Our revenue recognition policies follow the guidelines of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collection is reasonably assured.

We sell products through original equipment manufacturers (“OEM”s), value-added resellers, independent software vendors and our own direct sales force. Generally our resellers do not stock product, and except for OEM sales described below, we recognize software and hardware revenue upon shipment provided that collection is determined to be probable and no significant obligations remain. Revenue from perpetual software licenses is recognized when the software has been shipped, provided that collection for such revenue is deemed probable. Whenever a software license, hardware, installation and maintenance and support contracts are sold together, we allocate the total arrangement fee among each element based on its respective fair value, which is the price charged when that element is sold separately. We recognize revenue on our maintenance and support contracts on a straight-line basis over the term of the contract.

We have entered into agreements with certain OEMs from whom we receive royalty payments periodically. Under the terms of the OEM license agreements, each OEM will qualify our software on their hardware and software configurations. Once the software has been qualified, the OEM will begin to ship products and report net sales to us. Most OEMs pay a license fee based on the number of copies of licensed software included in the products sold to their customers. These OEMs pay fees on a per-unit basis and we record associated revenue when we receive notification of the OEMs’ sales of the licensed software to an end-user. The terms of the license agreements generally require the OEMs to notify us of sales of our products within 30 to 45 days after the end of the month or quarter in which the sales occur. As a result, we recognize the revenue in the month or quarter following the sales of the product to these OEMs’ customers.

Customers are not granted return rights at the time of sale and we have not had a history of accepting returns or warranty obligations. When customer acceptance provisions are present, we recognize revenue upon customer acceptance or expiration of the acceptance period.

Professional services are customarily billed at fixed rates, plus out-of-pocket expenses and revenue is recognized when the service has been completed, in accordance with the completed contract method. However, if it is determined that a consulting engagement will be unprofitable, we recognize the loss at the time of such determination.

Research and Development Costs

Research and development costs are expensed as incurred. We have not capitalized any software development costs, as technological feasibility is not generally established until substantially all development is complete.

Advertising Costs

Advertising costs are charged to selling and marketing expense as incurred. Advertising expenses were €363,000 for the year ended November 30, 2006.

Income Taxes

We compute the provision for income taxes using the asset and liability method, under which deferred income taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. These deferred taxes are measured using tax rates expected to be in effect when the temporary differences reverse. We will establish a valuation allowance to reduce deferred tax assets unless it is more likely than not that we will generate sufficient taxable income to allow for the realization of our deferred net tax assets. As set out in Note 1 “Transactions with Parent Company” we are not subject to current taxation in accordance with German tax law due to the profit & loss pooling agreement with the parent company.

Cash Paid for Interest Expense

During the year ended November 30, 2006, we did not incur cash interest expense.

2. Assets Held for Sale and Property and Equipment

Property Held for Sale

On November 30, 2006, we adopted a plan to sell our Constance Germany business park which consisted of land and buildings. On December 21, 2006 the Company entered into a sale-leaseback agreement pursuant to which we agreed to sell our entire interest in the business park, including agreements we held as lessors. At the same time, we entered into an operating lease to leaseback a portion of the business park for our office space. This sale-leaseback transaction was completed in March 2007, at which time we recognized a net gain of €2.0 million.

Property and Equipment

Property and Equipment consist of the following (in thousands):

November 30, 2006
Computers, software and other equipment	€2,777
Furniture and fixtures	2,401

Total property and equipment	5,178
Less accumulated depreciation	(4,464)

Property and equipment, net	€714

Depreciation expense for the year ended November 30, 2006 was €708,000.

3. Related Party Transactions

The following table summarizes transactions within and to other Océ Group companies during the year ended November 30, 2006 and related amounts outstanding as at November 30, 2006 (in thousands):

	Receivable, net	Revenue	Expenses	Interest Income
Parent Company	€16,035	€—	€53	€406
Océ North America	543	2,305	732	—
Other Océ Group Entities	807	1,738	353	—

Total	€17,385	€4,043	€1,138	€406

The balance due from the Parent Company consists of funds held by the Parent Company pursuant to our Cash Pooling Arrangement net of balances due the Parent Company in accordance with our Control and Profit Loss Pooling Agreement. Interest income is from the Parent Company pursuant to our Cash Pooling Arrangement. Balances due pursuant to the Control and Profit Loss Pooling Agreement are not interest bearing and are paid to the Parent Company after completion of the Company’s annual German GAAP financial statements. The balance due from Océ North America and Other Océ Group Entities has 30 day payment terms, is not interest bearing and is shown in the balance sheet under accounts receivable, net.

Revenue from related parties represents revenue from other group entities who are OEMs or value-added resellers of our products.

Expenses from related parties is based upon actual costs incurred and comprises payroll and related expenses for sales and consulting staff in the U.S., Belgium and Switzerland of €1.0 million , legal and tax consulting fees of €52,000, information technology service fees of €53,000 and payroll service fees of €33,000. Fees charged to the Company are based upon time spent providing the services rendered to the Company by the Parent Company.

4. Commitments and Contingencies

Leases

We lease a portion of our office space and certain equipment under non-cancelable operating leases which expire on various dates between 2008 and 2013. We sublease a portion of our office space to third parties. In certain instances we have subleased a portion of our office space to third parties at amounts less than we pay in rent expense. In these instances, we recorded a loss contingency for the loss incurred on these subleases on the date of inception of the subleases. The balance of our loss contingency at November 30, 2006 was €899,000 is classified as a non-current liability.

Rent expense under non-cancelable leases was €1.1 million in 2006. Certain of our lease agreements provide for scheduled rent increases over the lease term. We recognize minimum rental expense on a straight-line basis over the term of our lease. Future minimum lease payments under non-cancelable operating leases and future rental income under non-cancelable operating subleases having initial or remaining lease terms in excess of one year at November 30, 2006 are as follows (in thousands):

	Future Lease Payments	Future Rental Income	Net
2007	€1,116	€(297)	€819
2008	1,150	(282)	868
2009	1,150	(231)	919
2010	1,185	(231)	954
2011 and thereafter	3,627	(694)	2,933

	€8,228	€(1,735)	€6,493

The future lease payments above take into account both, lease payments for space used by CDT as well as space rented out to third parties.

On December 21, 2006 the Company entered into a sale-leaseback agreement pursuant to which we agreed to sell our entire interest in the business park, including land, buildings and certain agreements we held as lessors. See Note 2. At the same time, we entered into a five year lease to lease back a portion of the business park for our office space. This sale-leaseback transaction was completed in March 2007 and this new lease will expire in March 2012.

As a result of this new lease, our future minimum lease payments under non-cancelable operating leases having initial or remaining lease terms in excess of one year at March 31, 2007 are as follows (in thousands):

Future Lease Payments
2007	€290
2008	436
2009	436
2010	436
2011 and thereafter	581

€2,179

Intellectual Property

We are periodically involved in litigation or claims, including patent infringement claims, in the normal course of our business. We follow the provisions of SFAS No. 5, Accounting for Contingencies, to record litigation or claim-related expenses. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. We accrue for settlements when the outcome is probable and the amount or range of the settlement can be reasonably estimated. In addition to our judgments and use of estimates, there are inherent uncertainties surrounding litigation and claims that could result in actual settlement amounts that differ materially from estimates. We expense our legal costs associated with these matters when incurred.

We periodically receive letters and other communications from third parties asserting patent rights and requesting royalty payments, among other remedies, and will probably receive additional claims in the future. Some of these claims are unresolved and continue to be outstanding, even after several years of intermittent communications. The ultimate outcome of any of these matters that continue to be outstanding or that may arise in the future cannot be determined, and there can be no assurance that the ultimate resolution of these matters will not have a material adverse effect on our results of operations, cash flows and financial condition.

Indemnifications

In the normal course of business to facilitate sales of our products, we indemnify customers, resellers, distributors, OEMs and other parties to other transactions with the Company, with respect to certain matters. We have agreed to hold the other party harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made by certain parties. We evaluate estimated losses for such indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN No. 45. We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. To date, we have not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnifications in our financial statements.

5. Postretirement Obligations

We maintain an unfunded defined benefit plan for our employees, which provide for old age, disability and survivors´ benefits. Postretirement plan benefits are primarily based on the employees’ compensation and the number of years of service. In determining the fair value of our postretirement plan obligations at November 30, 2006, we used the following weighted average key assumptions:

Assumptions	Per Annum
Salary increases	2.25%
Pension increases	2.00%
Interest rate	5.40%
Employee fluctuation rate:
to age 30	6.00%
to age 35	4.00%
to age 40	2.00%
to age 45	1.50%
to age 50	0.50%
from age 51	0.00%

The provision for postretirement obligations is as follows for the year ended November 30, 2006 (in thousands):

December 1, 2005	€13,146
Transfers	(76)
Service Cost (5.4%)	585
Interest Cost (5.4%)	544
Benefits paid	(74)

November 30, 2006	€14,125

Net periodic benefit cost for our postretirement plan for 2006 include the following components (in thousands):

2006
Net periodic benefit cost:
Service cost (5.4%)	€530
Interest cost (5.4%)	585
Recognized gain (loss)	—

Net periodic benefit cost	€1,115

Unrecognized gain (loss) on postretirement obligations (in thousands):

November 30, 2006
Projected benefit obligation	€12,987
Accumulated benefit obligation	11,242

Unrealized gain (loss)	€1,138

The projected postretirement obligation at November 30, 2007 is as follows (in thousands):

Obligation at December 1, 2006	€14,125
Transfers	(173)
Service Cost (5.4%)	530
Interest Cost (5.4%)	584
Anticipated pension payments	(104)

Anticipated obligation at November 30, 2007	€14,962

In accordance with SFAS 132 (R) (revised 2003), anticipated pension payments for the next ten business years are:

Year Ending November 30,	Anticipated Pension Payments
2007	€133
2008	152
2009	218
2010	276
2011	308
2012 through 2016	2,595

€3,672

6. Long-term Employee Benefit Obligations

Long-term employee benefit obligations include obligations pursuant to our Anniversary plan and our early retirement plan. In determining the fair value of our Anniversary plan obligation at November 30, 2006, we used the following weighted average key assumptions:

Assumptions	Per Annum
Salary increases	2.25%
Pension increases	2.00%
Interest rate	5.40%
Employee fluctuation rate:
to age 30	6.00%
to age 35	4.00%
to age 40	2.00%
to age 45	1.50%
to age 50	0.50%
from age 51	0.00%

The provision for our Anniversary plan obligation is as follows for the year ended November 30, 2006 (in thousands):

December 1, 2005	€731
Additions	34
Reductions	(24)

November 30, 2006	€741

The provision for our early retirement plan obligation is as follows for the year ended November 30, 2006 (in thousands):

December 1, 2005	€316
Additions	83
Reductions	(177)

November 30, 2006	€222

7. Restructuring Obligations

Restructuring Obligations include contract termination costs for employees. After abandoning hardware production and we terminated the employment of 15 staff members in order to right-size administrative functions and agreed to pay those staff members severance. Our future obligations from this restructuring are classified as other long-term obligations at November 30, 2006.

The following table presents the beginning and ending balance of our restructure obligations related to this restructuring along with the increases and decreases to the obligation during fiscal 2006 are as follows:

Restructuring Obligation
Balance as of December 1, 2005	€404
Additions	153
Reductions in obligation	(419)

Balance as of November 30, 2006	€138

8. Income Taxes

Income before income tax expense was €916,000. The Company has entered into a Control and Profit Loss Pooling Agreement with the parent company. Under German tax law, a controlling and profit and loss pooling agreement is typically entered into between a parent company and its subsidiary in order to create a fiscal unity (or tax-group) which permits the parent company to offset losses made by the subsidiary with its profits for tax purposes and vice versa. In turn, such an agreement obligates the parent company as the receiving company to cover all losses of the transferring company shown in the transferring company’s financial statements as of the end of the fiscal year and to pay all income tax for the subsidiary. As a result, our tax expense is a direct result of changes in our net deferred tax / liability position. We do not incur current tax expense.

Deferred income taxes result from temporary differences relating to items that are expensed for financial reporting, but are not currently deductible for income tax purposes. The deferred income taxes are computed using the enacted German tax rate of 37.6%. Significant components of our deferred tax assets and deferred tax liabilities as of November 30, 2006 are as follows (in thousands):

November 30, 2006
Deferred non-current tax assets:
Accrued compensation and employee benefits	€2,532
Depreciation	1,056
Loss contingency on leases	338

Total deferred tax assets	€3,926
Deferred non-current tax liabilities:
Early retirement plan	€(119)
Other	(23)

Total deferred non-current tax liabilities	€(142)
Net deferred tax assets non-current	€3,784

Total deferred current tax assets	€5
Deferred current tax liabilities:
Early retirement plan	€(9)
Other	(55)

Total deferred current tax liabilities	€(64)

Net deferred tax liability current	€(59)

9. Subsequent Events

On January 4, 2008, Captaris Verwaltungs GmbH, a German limited liability company (“CV GmbH”) and wholly-owned subsidiary of Captaris, Inc., acquired Océ Document Technologies GmbH (“ODT”), pursuant to a Sale and Purchase Agreement (the “SPA”) by and between CV GmbH and Océ Deutschland Holding GmbH & Co. KG, a German limited partnership (the “Seller”), dated December 20, 2007. Under the terms of the SPA, CV GmbH acquired all of the outstanding equity of ODT from the Seller, and ODT became a wholly-owned subsidiary of CV GmbH and an indirect wholly-owned subsidiary of Captaris, Inc.

Under the terms of the agreement, CV GmbH acquired ODT for approximately €10.4 million, net of ODT’s cash balance as of the closing of approximately €21.2 million. CV GmbH also assumed ODT’s operating and financial liabilities, including approximately €12.1 million in future retirement and jubilee obligations. At the closing, 2.0 million Euros ($3.0 million U.S. dollars) of the purchase price was deposited in a third-party escrow account for 12 months as security for any post-closing purchase price adjustment and, subject to certain limitations, for indemnification claims against the Seller. Captaris, Inc., as guarantor, is liable to the Seller for any and all obligations and liabilities of CV GmbH under the SPA. Subsequent the acquisition, ODT was renamed to Captaris Document Technologies GmbH (“CDT”).

On November 30, 2006, we adopted a plan to sell our Constance Germany business park which consisted of land and buildings. On December 21, 2006 the Company entered into a sale-leaseback agreement pursuant to which we agreed to sell our entire interest in the business park, including agreements we held as lessors. At the same time, we entered into an operating lease to leaseback a portion of the business park for our office space. See Note 2 and Note 4.